Exhibit 99.1

Global Co-CEO’s to Lead Long-Term Growth Chapter of Aon Benfield

Appel Named Chief Operating Officer of Aon Corporation in Newly Created Role

CHICAGO/LONDON, April 14, 2010 - - Taking advantage of the deepest leadership team in the industry, Aon Corporation, the leading global provider of risk management and human capital consulting solutions, today announced that Michael Bungert, chief executive officer, Americas for Aon Benfield, and Dominic Christian, chief executive officer, International for Aon Benfield, will serve as co-chief executive officers of Aon Benfield.

“The merger between Aon Re Global and Benfield Group into Aon Benfield has exceeded all initial expectations and the integration is complete,” said Greg Case, president and chief executive officer of Aon. “Thanks to the tremendous work of our Aon Benfield colleagues, in the first full year of operations, we delivered growth in new treaty business globally, accelerated cost savings under the restructuring program, retained more than 95 percent of the combined client base and more than 95 percent of the key leadership identified in our integration plan.

“With the integration of Aon Benfield complete, this is the perfect time to take the next logical step as a leadership team focused on long-term growth.  With more than 60 years of combined industry experience globally, Mike and Dom, as co-CEOs, will have ultimate responsibility for the business, and will be supported by an outstanding team of industry professionals.”

Bungert and Christian are highly respected leaders in the reinsurance brokerage industry. Bungert, who is based in Chicago, joined Aon Re Inc. as an Executive Vice President in 1989. He previously was with Thomas A. Greene Inc, where he was the head of the Chicago office and a member of the board of directors. He has been in the reinsurance business since 1977. Before joining Aon, Christian, who is based in London, was a Group Board Director of Benfield Group Plc, CEO of the International Division, and CEO of Benfield Limited.

Michael O’Halleran and Grahame Chilton, with more than 70 years of global industry experience, will continue to build upon the strategies and relationships that have positioned Aon Benfield as the global leader.  O’Halleran will continue to serve as executive chairman of Aon Benfield. Chilton will assume a new role as chairman of Aon Benfield with a focus on strategy, marketing and client development.

Andrew Appel, formerly chief executive officer of Aon Benfield, will transition into a newly created role as chief operating officer of Aon Corporation.  In taking on this role, Appel will focus on growth and innovation for Aon.

“We continue to invest substantial resources on growth initiatives and innovation that will deliver unique value to clients,” said Case. “Andrew was instrumental in driving the successful integration of Aon Re Global and Benfield, and as chief operating officer, he will focus on building differentiated capabilities around innovation, analytics and information, research and development platforms to drive industry-leading growth across Aon’s entire industry-leading franchise.”

About Aon

Aon Corporation (NYSE: AON) is the leading global provider of risk management services, insurance and reinsurance brokerage, and human capital consulting. Through its more than 36,000 colleagues worldwide, Aon delivers distinctive client value via innovative and effective risk management and workforce productivity solutions. Aon’s industry-leading global resources and technical expertise are delivered locally through more than 500 offices in more than 120 countries. Named the world’s best broker by Euromoney magazine’s 2008 and 2009 Insurance Survey, Aon also ranked highest on Business Insurance’s listing of the world’s largest insurance brokers based on commercial retail, wholesale, reinsurance and personal lines brokerage revenues in 2008 and 2009. A.M. Best deemed Aon the number one insurance broker based on brokerage revenues in 2007, 2008, and 2009, and Aon was voted best insurance intermediary, best reinsurance intermediary and best employee benefits consulting firm in 2007, 2008 and 2009 by the readers of Business Insurance. For more information on Aon, log onto http://www.aon.com.